N E W S
Cimarex Energy Co. 1700 Lincoln Street, Suite 1800 Denver, CO 80203 Phone: (303) 295-3995

Cimarex Announces First-Quarter Production Volumes and Provides Operations Update

DENVER, April 28, 2009 - Cimarex Energy Co. (NYSE: XEC) today announced that first-quarter 2009 oil and gas production volumes averaged 489.0 million cubic feet equivalent per day (MMcfe/d), up 3% from the first-quarter 2008 average of 476.2 MMcfe/d.

First-quarter 2009 oil production grew 10% over last year’s first quarter to an average of 25,086 barrels per day.  Gas production in the latest quarter averaged 338.5 million cubic feet per day (MMcf/d), flat with the first-quarter 2008 average of 339.7 MMcf/d.

The increase in oil production stems from completing horizontal oil wells in the Permian Basin which were carry-over activity from 2008.  Flat year-over-year gas production reflects an overall reduction in drilling and completion activity.  As a result of weakening commodity prices, Cimarex has continued to scale back drilling. During March 2009, the company was operating just three drilling rigs, down from 43 during the third quarter of 2008 and 22 at year-end.  For further information about first-quarter drilling see exploration and development discussion below.

First-quarter 2009 average realized prices are expected to be in the range of $3.75 to $3.85 per thousand cubic feet (Mcf) of gas and $35.45 to $35.95 per barrel of oil.  Gas prices slid throughout the quarter, with March 2009 prices averaging only $3.20 per Mcf.

Compared to year-end 2008, by March 31, 2009 gas prices had dropped 37%.  Period end prices are used in the full-cost accounting ceiling test limitation on the carrying value of oil and gas assets(1). Because of the gas price decrease, which is only partially offset by a 20% oil price increase, the Company’s preliminary analysis has determined it will have a first-quarter 2009 after-tax full-cost ceiling test impairment of $475-$575 million(1).

Cimarex will release its first-quarter 2009 financial results on Tuesday, May 5, 2009, before the market opens.

Exploration and Development Highlights
Cimarex drilled 41 gross (24 net) wells during the first quarter of 2009, completing 95% as producers.   The sharply reduced operated rig count resulted in drilling 68% fewer wells in the first quarter of 2009 as compared to 2008.  Currently, Cimarex has three operated rigs drilling in western Oklahoma and one in the Gulf Coast.

Mid-Continent
Cimarex drilled 26 gross (11 net) wells in the first quarter of 2009, completing 96% as producers.  First-quarter 2009 Mid-Continent production averaged 239.0 MMcfe/d, an increase of 16% over first-quarter 2008.

Western Oklahoma drilling totaled 23 gross (9 net) wells with 96% being completed as producers. The majority of the drilling occurred in the Anadarko Basin Woodford shale Cana play, where Cimarex participated in 17 gross (8 net) wells.  Since the Cana play began in late 2007, Cimarex has participated in a total of 49 wells.  Of these wells, 36 have been brought online and the remainder are either in the process of being drilled or awaiting completion.  The initial 30-day average production rate (normalized for a 4,300 foot lateral) approximates 4.5 MMcf/d.

Cimarex has significant future drilling potential on its 98,000 net acres in the Cana play and expects to drill or participate in approximately 50 gross (23 net) wells during 2009.

Permian Basin
First-quarter 2009 Permian Basin drilling totaled 13 gross (10 net) wells, 92% of which were completed as producers.  Production averaged 181.9 MMcfe/d (52% oil), a 14% increase over the first quarter of 2008.  The production growth came from completing horizontal oil wells. Our first-quarter 2009 Permian Basin oil production hit an all-time high of 15,766 barrels per day, a 31% increase over first-quarter 2008.

Because of weak oil prices, Cimarex has dropped all of its operated rigs in the Permian Basin.  More recently, oil prices have improved and service costs have fallen.  In light of these changes, some select horizontal oil drilling projects have become economic again and Cimarex will likely restart limited drilling in the Permian beginning in the second quarter of 2009.

Gulf Coast/Gulf of Mexico
Cimarex finished drilling and completed two gross (1.9 net) Gulf Coast producers in the first quarter of 2009.  First-quarter 2009 onshore Gulf Coast production volumes averaged 53.7 MMcfe/d, a 35% decrease compared to first-quarter 2008.  Offshore production volumes averaged 10.6 MMcfe/d in the first-quarter of 2009 versus 22.1 MMcfe/d in the first quarter of 2008.   Lower production reflects an inactive drilling program and natural reservoir depletion.

Cimarex currently has one operated rig drilling in the Yegua Cook Mountain play in Hardin County, Texas.

Cimarex will release first-quarter 2009 financial results before the market opens on Tuesday, May 5, 2009.  Cimarex will also host a conference call that day at 11:00 a.m. Mountain Time (1:00 p.m. Eastern Time).  To access the live, interactive call, please dial (888) 603-6873 and reference call ID # 96176946 ten minutes before the scheduled start time.  A digital replay will be available for one week following the live broadcast at (800) 642-1687 and by using the conference ID # 96176946.  The listen-only web cast of the call will be accessible via www.cimarex.com.

About Cimarex Energy
Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Permian Basin and Gulf Coast areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

FOR FURTHER INFORMATION CONTACT

Cimarex Energy Co.
Mark Burford, Director of Capital Markets
303-295-3995
www.cimarex.com

(1)
Cimarex uses the full-cost method of accounting for its oil and gas properties.  At the end of each quarter, we make a full-cost ceiling limitation calculation, whereby net capitalized costs related to proved properties less associated deferred income taxes may not exceed the amount of the present value discounted at ten percent of estimated future net revenues from proved reserves less estimated future production and development costs and related income tax expense. Future net revenues used in the calculation of the full-cost ceiling limitation are determined based on period end oil and gas prices.  If net capitalized costs subject to amortization are greater than the ceiling limit, then the excess is charged to expense.